Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-127607, No. 333-126637 and No. 333-126149) of our report dated October 12, 2007 relating to the financial statements and schedules of the Earle M. Jorgensen Company Retirement Savings Plan included in this Annual Report on Form 11-K for the year ended March 31, 2007.
/s/ BDO SEIDMAN LLP
Los Angeles, California
October 12, 2007